Exhibit 99.1

News Release

Unisys Announces Closing of $700 Million Private Offering of Senior Secured Notes; Net Proceeds to Be Used to Refinance Existing Notes and Partially Fund U.S. Pension Plan

BLUE BELL, Pa., June 27, 2025 – Unisys Corporation (NYSE: UIS) ("Unisys" or the “Company”) announced today the closing of its previously announced offering of $700.0 million aggregate principal amount of its 10.625% Senior Secured Notes due 2031 (the “Senior Secured Notes”) through a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A and to certain persons outside of the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Securities Act”). Unisys intends to use the net proceeds from the offering of the Senior Secured Notes, together with cash on hand, to finance its previously announced tender offer to purchase for cash any and all of its outstanding 6.875% senior secured notes due 2027 (the “Existing Notes”) and solicitation of consents from holders of the Existing Notes to proposed amendments to the indenture governing the Existing Notes (collectively, the “Tender Offer and Consent Solicitation”) and the payment of related premiums, fees and expenses, to redeem the Existing Notes that remain outstanding following the Tender Offer and Consent Solicitation on or after the par call date for the Existing Notes, to fund a portion of its long-term pension deficit and postretirement liabilities and for general corporate purposes.

"This closing of Senior Secured Notes offering is a significant milestone for Unisys, as it allows us to refinance our Existing Notes, partially fund our U.S. pension plan, and strengthen our financial position,” said Michael Thomson, CEO and president of Unisys. “By taking these proactive steps, we are paving the way to execute our long-term goals. We remain committed to delivering innovative solutions to our clients and creating value for all our stakeholders."

The Senior Secured Notes are guaranteed on a senior secured basis by material domestic subsidiaries of Unisys (the “subsidiary guarantors”) on the issue date and, in the future, will be guaranteed by each U.S. domestic subsidiary that guarantees the Company’s Asset-Based Lending (ABL) credit facility and by each restricted subsidiary that guarantees or becomes obligated as a co-issuer or co-borrower of certain capital markets debt issued or borrowed by Unisys or any subsidiary guarantor. The Senior Secured Notes and the guarantees are secured by liens on substantially all assets of Unisys and the subsidiary guarantors (including a pledge of 100% of the capital stock of each first tier domestic and foreign subsidiary of Unisys and the subsidiary guarantors), which liens will be subordinated to the liens on ABL collateral in favor of the ABL secured parties, subject to certain limitations and permitted liens.

The Senior Secured Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act or the securities laws of any other jurisdiction.

The Tender Offer and Consent Solicitation is subject to the satisfaction or waiver of various conditions, including the consummation of the offering of Senior Secured Notes, with net proceeds in an amount that, together with cash on hand, is sufficient to consummate the Tender Offer and Consent Solicitation, and other customary conditions.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

This press release is not an offer to purchase, or soliciting consent with respect to, any of the Existing Notes. Any such offer or solicitation is made exclusively by, and subject to the conditions set forth in, the offer to purchase and consent solicitation statement.

Unisys also entered into an amendment to its secured ABL credit facility that maintains the ABL credit facility at $125.0 million of revolving commitments, with an uncommitted accordion feature allowing for an increase to $155.0 million. The amendment to the ABL credit facility also extended the maturity date of the ABL credit facility from October 2027 to June 2030 and modified certain other terms and covenants.

About Unisys

Unisys is a global technology solutions company that powers breakthroughs for the world’s leading organizations. Our solutions – cloud, AI, digital workplace, logistics and enterprise computing – help our clients challenge the status quo and unlock their full potential. To learn how we have been helping clients push what’s possible for more than 150 years, visit unisys.com and follow us on LinkedIn.

Forward-Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the completion by Unisys of the offering and the Tender Offer and Consent Solicitation and the anticipated use of proceeds by Unisys. These forward-looking statements are based on current assumptions, expectations and beliefs of Unisys and involve substantial risks and uncertainties that may cause actual results and the timing of events to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to market and other general economic conditions, the ability of Unisys to meet the closing conditions required for the consummation of the Tender Offer and Consent Solicitation and other risks detailed in filings Unisys makes with the SEC from time to time, including under the heading “Risk Factors” in Unisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and its most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. Unisys assumes no obligation to update any forward-looking statements.

Contacts:
For Investors:
Michaela Pewarski, Unisys, +1 215-274-1254
Investor@unisys.com

For Press:
Patricia Gonzalez, Unisys, +1 817-846-7662
Patricia.Gonzalez@unisys.com

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RELEASE NO.: 0627/10006

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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